Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, FL 33401

+1.561.515.6078

Media Contact:

Sherrie Weldon

+1.415.293.4408

sherrie.weldon@fticonsulting.com

Investor Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

3  3/4% SENIOR SUBORDINATED CONVERTIBLE NOTES OF FTI CONSULTING, INC. ARE CONVERTIBLE EFFECTIVE JANUARY 18, 2012

West Palm Beach, Fla., Jan. 18, 2012 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, has announced that the Company’s $150 million aggregate original principal amount of 3 3/4% Senior Subordinated Convertible Notes due July 15, 2012 (the “Notes”), are convertible at the option of the holders effective today through and including April 17, 2012 as provided in the indenture governing the Notes (the “Indenture”).

The Notes became convertible as a result of the closing price of the Company’s common stock exceeding the conversion threshold price of $37.50 per share (120% of the applicable conversion price of $31.25 per share) for at least 20 trading days in the 30 consecutive trading days ended January 18, 2012.

Upon surrendering any Note for conversion in accordance with the Indenture, the holder of such Note shall receive cash in the amount of the lesser of (i) the $1,000 principal amount of such Note or (ii) the “conversion value” of the Note, as defined in the Indenture. The Company retains its option to satisfy any conversion value in excess of each $1,000 principal amount of the Notes with shares of its common stock, cash, or a combination of such shares and cash.

Holders of the Notes may obtain information on how to convert their Notes by contacting the Conversion Agent at: Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890-1615, telephone no.: (302) 636-6056, Attn: Corporate Capital Markets.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,800 employees located in 23 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The company generated $1.4 billion in revenues during fiscal year 2010. More information can be found at www.fticonsulting.com.

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